EXHIBIT 4.13

THIRD SUPPLEMENTAL INDENTURE

    THIRD SUPPLEMENTAL INDENTURE dated as of December 23, 2002, by and among Nine West Group Inc., a Delaware corporation (the "Company"), Jones Apparel Group, Inc., a Pennsylvania corporation, Jones Apparel Group Holdings, Inc., a Delaware corporation, Jones Apparel Group USA, Inc., a Pennsylvania corporation (collectively, the "Co-Obligors"), Nine West Footwear Corporation, a Delaware corporation ("Footwear"), Jones Retail Corporation, a New Jersey corporation (''Retail"), and The Bank of New York, a New York State banking corporation, as trustee (the "Trustee").

    WHEREAS, the Company, the Co-Obligors and the Trustee have entered into an Indenture dated as of July 9, 1997, as amended and supplemented from time to time (tile "Indenture"), pursuant to which the Company and the Co-Obligors are obligors on the Company's 8-3/8% Series B Senior Notes due 2005 (the "Securities");

    WHEREAS, Section 901 of the Indenture provides that the Company, the Co-Obligors and the Trustee may amend the Indenture without notice or consent of any Holder;

    WHEREAS, the Company and the Co-Obligors desire to amend certain provisions of the Indenture, as set forth in Article I hereof;

    WHEREAS, the Company intends to (x) transfer all of its wholesale operations to Footwear, a direct, wholly owned subsidiary of the Company; (y) transfer all of its retail operations to Retail, a direct wholly owned subsidiary of Jones Apparel Group Holdings ("Holdings"); and (z) merge with and into Holdings, with Holdings being the surviving corporation (collectively, the "Reorganization");

    WHEREAS, Footwear and Retail desire to execute and deliver this Third Supplemental Indenture in accordance with and pursuant to the terms of Section 801 of' the Indenture; and

    WHEREAS, all things necessary to make this Third Supplemental Indenture a valid agreement, in accordance with the terms of the Indenture, have been done.

    NOW, THEREFORE, this Third Supplemental Indenture witnesseth that, for and in consideration of the premises, it is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders of the Securities, as follows:

ARTICLE 1.
AMENDMENTS TO INDENTURE

    SECTION 1.01 Amendments. Effective upon the consummation of the Reorganization, pursuant to Article V of the Indenture, Footwear and Retail shall jointly and severally assume all obligations of the Company under the Indenture and (together with the Co-Obligors) be obligors under the Indenture and any and all Securities that remain outstanding under the Indenture.

ARTICLE II.
MISCELLANEOUS

    SECTION 2.01 Instruments To Be Read Together. This Third Supplemental Indenture is an indenture supplemental to and in implementation of the Indenture, and said Indenture and this Third Supplemental Indenture shall henceforth be read together.

    SECTION 2.02 Confirmation. The Indenture as amended and Supplemented by this Third Supplemental Indenture is in all respects confirmed and preserved.

    SECTION 2.03 Definitions. Capitalized terms used in this Third Supplemental Indenture and not otherwise defined herein shall have the respective meanings set forth in the Indenture. Any defined terms present in the Indenture, but no longer used as a result of the amendments made by this Third Supplemental Indenture shall be eliminated.

    SECTION 2.04 Headings. The Article and Section headings herein arc for convenience only and shall not affect the construction hereof,

    SECTION 2.05 Governing Law. This Third Supplemental Indenture shall be governed by and construed in accordance with the law of the State of New York.

    SECTION 2.06 Multiple Originals. The parties may sign any number of copies of this Third Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. One signed copy of the Third Supplemental Indenture is enough to prove this Third Supplemental Indenture.

    SECTION 2.07 Effectiveness; Termination. The provisions of this Third Supplemental Indenture will take effect immediately upon its execution and delivery by tile Trustee in accordance with the provisions of Section 9.06 of the Indenture; provided that the amendments to the Indenture set forth in Section 1.01 of this Third Supplemental Indenture Shall become operative upon consummation of the Reorganization.

    SECTION 2.08 Acceptance by Trustee. The Trustee accepts (lie amendments to the Indenture effected by this Third Supplemental Indenture and agrees to execute the trusts created by the Indenture as hereby amended, but only upon the terms and conditions set forth in the Indenture.

    SECTION 2.09 Responsibility of Trustee. The recitals contained herein shall be taken as the statements of the Company, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this Third Supplemental Indenture.

    IN WITNESS WHEREOF, the parties hereto have caused this Third Supplemental Indenture to be duly executed, all as of the date first written above.

JONES APPAREL GROUP, INC.

By: /s/ Wesley R. Card
Name: Wesley R. Card
Title: Chief Financial Officer

JONES APPAREL GROUP HOLDINGS, INC.

By: /s/ Ira M. Dansky
Name: Ira M. Dansky
Title: President

JONES APPAREL GROUP USA, INC.

By: /s/ Wesley R. Card
Name: Wesley R. Card
Title: Chief Financial Officer

NINE WEST GROUP INC,

By: /s/ Wesley R. Card
Name: Wesley R. Card
Title: Chief Financial Officer

NINE WEST FOOTWEAR CORPORATION

By: /s/ Rhonda Brown
Name: Rhonda Brown
Title: President

JONES RETAIL CORPORATION

By: /s/ Wesley R. Card
Name: Wesley R. Card
Title: Vice President

THE BANK OF NEW YORK, as Trustee

By: /s/ Joseph A. Lloret
Name: Joseph A. Lloret
Title: Assistant Treasurer